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                                                                    EXHIBIT 99.1



                            KELLER & COMPANY, INC.

                       FINANCIAL INSTITUTION CONSULTANTS
                             555 METRO PLACE NORTH
                                   SUITE 524
                              DUBLIN, OHIO 43017
                                (614) 766-1426
                              (614) 766-1459 FAX

December 4, 2000


Board of Directors
Citizens First Savings Bank
525 Water Street
Port Huron, Michigan 48061

To the Board:

In response to a request from the Federal Deposit Insurance Corporation (FDIC), we hereby submit an independent appraisal update ("Update") of the pro forma market value of the to-be-issued stock of Citizens First Bancorp, Inc. (the "Corporation"), which is the newly formed holding company of Citizens First Savings Bank ("Citizens First" or the "Bank"). The Corporation will hold all of the shares of the common stock of the Bank. Such stock is to be issued in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank in accordance with the Bank's plan of conversion. This Update of the Corporation's pro forma market value as of November 17, 2000, was prepared after a review of our original appraisal report as of October 5, 2000, ("Original Appraisal") and is being submitted to the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Services as an update of the Original Appraisal.

This Update is based on conversations with the management of Citizens First, the law firm of Muldoon, Murphy & Faucette and the investment banking firm of Trident Securities, a division of McDonald Investment, Inc. As in the preparation of the Original Appraisal, we believe the data and information used herein are accurate and reliable, but we cannot guarantee the accuracy of such data.

In preparing this Update, we have given consideration to current market conditions, the recent performance of Citizens First and the recent performance of publicly-traded thrift institutions, including those institutions in Citizens First's comparable group, and recently converted thrift institutions. The comparable group was screened to eliminate any institutions involved in merger/acquisition activities, but none of the comparable group institutions was eliminated due to such involvement. Further investigation into merger/acquisition activity involving publicly-traded thrift institutions in Citizens First's city, county and market area revealed no institutions involved in such activity, as indicated in Exhibit 1.

We have recognized a reinvestment rate of 6.10 percent before taxes in this Update, the same rate indicated in the Original Appraisal, based on current short term interest rates. As discussed in the Original Appraisal, in conjunction with its conversion, the Bank plans to establish a charitable foundation to be funded with the issuance of additional shares of common stock equal to 8.0 percent of the gross shares sold to the public.
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Board of Directors
Citizens First Savings Bank
December 4, 2000
Page 2


We have updated the three valuation methods used in the Original Appraisal based on Citizens First's August 31, 2000, financials and using the stock prices of publicly-traded thrift institutions as of November 17, 2000. Exhibits 2 and 3 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured thrift institutions, excluding mutual holding companies. Exhibits 4 and 5 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured mutual holding companies.
Exhibit 6 identifies the Bank's comparable group and provides comparative operating and financial data on Citizens First and the comparable group institutions.

Exhibit 7 provides a summary of publicly-traded thrift conversions since January 1, 2000, and the relative movement of their share prices. For the nine conversions completed from January 1, 2000, to November 17, 2000, including one mutual holding company, the average percentage price change one day after IPO was a positive 4.58 percent with a median of 1.25 percent, from a low of (7.5) percent to a high of 23.13 percent. The average percentage price change on week after IPO for those nine conversions was a positive 7.38 percent with a lower median of 1.09 percent, from a low of (10.0) percent to a high of 30.63 percent.

Since October 5, 2000, there have been varying movements in the price to earnings multiple, the price to core earnings multiple, the price to book value ratio and the price to assets ratio of Citizens First's comparable group and all publicly-traded, FDIC-insured thrifts in the United States ("all thrifts").
Exhibit 8 provides a comparison of key valuation ratios from the Original Appraisal to the date of this Update, November 17, 2000. It should be noted that although the Dow Jones Industrial Average (DJIA) and the Standard and Poors 500 (S & P 500) indicated small decreases from October 5, 2000, to November 17, 2000, the SNL Thrift Index increased from 716.50 to 722.72 during that period. The median price to core earnings multiple for the comparable group increased from 10.01 times earnings to 10.52 times earnings during that period and the median market price to book value ratio for the comparable group increased from
92.73 percent to 93.17 percent.

Exhibit 9 presents detailed market, pricing and financial ratios for Citizens First, all thrifts, the four publicly-traded Michigan thrifts and the comparable group as of November 17, 2000.

Exhibit 10 provides Citizens First's August 31, 2000, assets and equity and the Bank's earnings for the twelve months ended August 31, 2000, which are the same as those used in the Original Appraisal. The Bank had assets of $794,428,00 and equity of $66,963,000 at August 31, 2000, and net income after taxes of $5,912,000 for the twelve months ended August 31, 2000. Core or normalized income after taxes for the twelve months ended August 31, 2000, was a higher $7,562,000, derived by adding back to the Bank's $8,775,000 net income before taxes its $2,850,000 net nonrecurring loss on the sale of loans and applying a
32.8 percent tax rate to the resulting $11,686,000.

The trend in the market price of thrift stocks since the Original Appraisal indicates a nominal 0.8 percent decrease in the average price per share of the ten comparable group institutions. Of those ten institutions, six experienced decreases in their price per share, three experienced increases and one was unchanged. As previously detailed, the pricing ratios also demonstrated varying activity
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Board of Directors
Citizens First Savings Bank
December 4, 2000
Page 3


since October 5, 2000. From October 5, 2000, to November 17, 2000, the comparable group's median price to core earnings multiple increased by 5.09 percent and its median price to book value ratio increased by 0.47 percent.


This Update is based on a review of each of the adjustments made in the Original Appraisal relative to the comparable group, with additional attention to the pro forma closing pricing ratios of converting thrift institutions and trends in market pricing, and indicates modest reductions in the downward adjustments for market area and subscription interest applied in the Original Appraisal. In our opinion, considering the foregoing factors, a 15.0 percent upward adjustment to the pro forma value of the Corporation is warranted at this time.

This updated valuation of the Corporation is based on the following valuation ratios as of November 17, 2000:

     Price to earnings multiple:
          Midpoint                      9.62x
          Super maximum                11.82x

     Price to core earnings multiple:
          Midpoint                      7.89x
          Super maximum                 9.81x

     Price to book value ratio:
          Midpoint                     57.80%
          Super maximum                66.40%

     Price to assets ratio:
          Midpoint                      8.48%
          Super maximum                10.97%

As indicated above, at the midpoint, the price to book value ratio increased from 53.56 percent at October 5, 2000, to 57.80 percent as of November 17, 2000; the price to net earnings multiple increased from 8.62 to 9.62; the price to core earnings multiple increased from 7.03 to 7.89; and the price to assets ratio increased from 7.45 percent to 8.48 percent as of November 17, 2000. At the super maximum, the price to book value ratio increased from 62.15 percent at October 5, 2000, to 66.40 percent as of November 17, 2000; the price to net earnings multiple increased from 10.66 to 11.62; the price to core earnings multiple increased from 8.79 to 9.81; and the price to assets ratio increased from 9.65 percent to 10.97 percent as of November 17, 2000.

Exhibit 15 details the valuation premium or discount applied to the comparable group in determining the value. The discount from the comparable group in the price to book value ratio was 36.14 percent at November 17, 2000, lower than the discount of 42.54 percent at October 5, 2000. The price to core earnings multiple discount decreased from 17.39 percent to 6.86 percent during that
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Board of Directors
Citizens First Savings Bank
December 4, 2000
Page 4


time period. The discount of 23.62 percent in the price to assets ratio at October 5, 2000, decreased to a discount of 9.68 percent at November 17, 2000. The valuation range in the Original Appraisal, including the shares to be issued to the foundation, indicated a midpoint of $62,640,000, with a minimum of $53,244,000, a maximum of $72,036,000, and a super maximum of $82,841,400. In our opinion, based on Citizens First's August 31, 2000, financials, the pricing ratios and price fluctuation of the Bank's comparable group, as well as current pricing ratios and trends in the market since the Original Appraisal, the midpoint value of the Corporation as of November 17, 2000, is $72,036,000, with a minimum of $61,230,600, a maximum of $82,841,400, and a super maximum of $95,267,610, representing 6,123,060 shares, 7,203,600 shares, 8,284,140 shares and 9,526,761 shares at $10.00 per share at the minimum, midpoint, maximum and super-maximum, respectively. The corresponding gross proceeds of the public offering will be $66,700,000 at the midpoint, ranging from $56,695,000 at the minimum to $76,705,000 at the maximum, with a super-maximum of $88,210,750.

The pro forma market value or appraised value of the Corporation, including the shares to be issued to the foundation, is $72,036,000 at the midpoint as of November 17, 2000.

Sincerely,

KELLER & COMPANY, INC.
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/s/ Keller & Company, Inc.